Exhibit 99.1

Press Release

Contact:	Terry Sanford, EVP & CFO
Carriage Services, Inc.
713-332-8400
IMMEDIATE RELEASE
CARRIAGE SERVICES ANNOUNCES
2010 THIRD QUARTER RESULTS
HOUSTON — November 4, 2010 — Carriage Services, Inc. (NYSE: CSV) today announced results for the third quarter ended September 30, 2010, as follows:
THIRD QUARTER FINANCIAL RESULTS
•	Total Revenue of $45.5 million, an increase of 7.9% compared to $42.2 million in the third quarter of 2009
•	Total Field EBITDA of $14.3 million, an increase of 5.1% compared to $13.6 million in 2009
•	Consolidated EBITDA of $8.9 million, an increase of 1.4% compared to $8.7 million in 2009
•	Net Income of $0.9 million, or $0.05 per diluted share, essentially flat compared to the third quarter of 2009
•	Free Cash Flow of $0.4 million, compared to negative Free Cash Flow of $0.7 million in 2009
     Melvin C. Payne, Chief Executive Officer, stated, “We are pleased with the 7.9% revenue growth in the third quarter, both organically and from acquisitions. These results are consistent with our five year plan of annual revenue growth in the 6-7% range and reflect strong performance in a seasonally weaker period and challenging economic environment. While we remain highly selective with our acquisitions, we expect to close additional transactions over the next few quarters consistent with our long-term plan of acquiring an average of at least $10 million of annualized revenue in each calendar year. We are also pleased with the strong growth in our Free Cash Flow, which increased for the first nine months of 2010 to $11.5 million, or $0.65 per share, an increase of $3.6 million or 46% from the first nine months of 2009.”
     “While our earnings in the third quarter were negatively impacted by the transaction and integration costs of our recent acquisitions, as well as the substantially lower Field EBITDA Margins of our funeral acquisition portfolio relative to our same store portfolio, we are confident that these businesses will soon be good contributors to both revenue and earnings. We are focused on achieving a 70% level of integration of our acquisition portfolio by year end and 90% by March 31, 2011, enabling us to finish 2010 with a strong fourth quarter and record full year 2010 earnings performance, and positioning us for another record performance in 2011.”

     “In early October we modified our Standards Operating Model to increase performance incentives for our Managing Partners and expand performance incentives to all full time employees. We believe these enhancements have energized our operating organization around the goal of generating stronger 2011 operating and financial performance compared to 2010. With the best operating leadership in our history across both our funeral and cemetery portfolios, we are now well positioned to deliver strong and sustainable operating and financial performance over the next five years, which will be increasingly boosted by the financial revenue contribution from our successful trust fund repositioning strategy.”
TREND REPORTING
     Management monitors consolidated same store and acquisition field operating and financial results both on a five year and most recent rolling four quarters basis (“Trend Reports”) to reflect long term and short term trends and seasonality. “Acquisition” is defined as businesses acquired since January 1, 2006. This classification of acquisitions has been important to management and investors in monitoring the results of these businesses and to gauge the leveraging performance contribution that a selective acquisition program can have on the total company performance. The Trend Reports highlight trends in volumes, operating revenues, financial revenues, Field EBITDA (controllable profit), Field EBITDA Margin (controllable profit margin), the components of overhead, and interest expense (capital structure cost). Trend reporting allows management to focus on the key operational and financial drivers relevant to the longer term performance and valuation of the Company’s portfolio of deathcare businesses. Please visit the Investor Relations homepage of Carriage Services’ web site at www.carriageservices.com for a link to the five year Annual and Quarterly (most recent five quarters) Trend Reports.

UNAUDITED INCOME STATEMENT
Period Ended September 30, 2010
($000’s)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2010	September 30, 2009	September 30, 2010

Same Store Contracts
Atneed Contracts	3,847	3,918	12,043	12,074
Preneed Contracts	877	880	2,891	2,886

Total Same Store Funeral Contracts	4,724	4,798	14,934	14,960

Acquisition Contracts
Atneed Contracts	798	1,279	2,551	3,130
Preneed Contracts	209	305	626	809

Total Acquisition Funeral Contracts	1,007	1,584	3,177	3,939

Total Funeral Contracts	5,731	6,382	18,111	18,899

Funeral Operating Revenue
Same Store Revenue	$25,442	$25,317	$80,519	$79,984
Acquisition Revenue	3,785	5,790	12,184	15,474

Total Funeral Operating Revenue	$29,227	$31,107	$92,703	$95,458

Cemetery Operating Revenue
Same Store Revenue	$8,881	$9,030	$27,219	$25,702
Acquisition Revenue	1,532	1,670	4,800	4,758

Total Cemetery Operating Revenue	$10,413	$10,700	$32,019	$30,460

Financial Revenue
Preneed Funeral Commission Income	$483	$632	$1,573	$1,817
Preneed Funeral Trust Earnings	870	1,553	2,940	4,542
Cemetery Trust Earnings	802	1,121	2,149	3,369
Preneed Cemetery Finance Charges	372	372	1,136	1,203

Total Financial Revenue	$2,527	$3,678	$7,798	$10,931

Total Revenue	$42,167	$45,485	$132,520	$136,849

	,	,

Field EBITDA
Same Store Funeral Field EBITDA	$9,314	$9,350	$31,320	$31,587
Same Store Funeral Field EBITDA Margin	34.9%	34.3%	37.0%	36.9%

Acquired Funeral Field EBITDA	$1,075	$1,076	$3,952	$4,275
Acquired Funeral Field EBITDA Margin	27.5%	17.9%	31.3%	26.5%

Total Funeral Field EBITDA	$10,389	$10,426	$35,272	$35,862
Total Funeral Field EBITDA Margin	34.0%	31.3%	36.3%	35.2%

Same Store Cemetery Field EBITDA	$2,711	$3,208	$8,834	$9,813
Same Store Cemetery Field EBITDA Margin	27.8%	31.0%	29.4%	32.8%
Acquired Cemetery Field EBITDA	$490	$656	$1,577	$1,757
Acquired Cemetery Field EBITDA Margin	26.9%	35.7%	30.0%	34.1%

Total Cemetery Field EBITDA	$3,201	$3,864	$10,411	$11,570
Total Cemetery Field EBITDA Margin	27.6%	31.7%	29.5%	33.0%

Total Field EBITDA	$13,590	$14,290	$45,683	$47,432
Total Field EBITDA Margin	32.2%	31.4%	34.5%	34.7%

Overhead
Total Variable Overhead	$755	$835	$2,282	$2,370
Total Regional Fixed Overhead	726	1,021	2,197	2,578
Total Corporate Fixed Overhead	3,355	3,558	10,143	10,657

Total Overhead	$4,836	$5,414	$14,622	$15,605
	11.5%	11.9%	11.0%	11.4%

Consolidated EBITDA	$8,754	$8,876	$31,061	$31,827
Consolidated EBITDA Margin	20.8%	19.5%	23.4%	23.3%

Property Depreciation & Amortization	$2,441	$2,498	$7,840	$7,455
Non Cash Stock Compensation	270	441	768	1,176
Interest Expense	4,598	4,571	13,857	13,696
Other (Income)	(1)	(1)	(224)	(470)

Pretax Income	$1,446	$1,367	$8,820	$9,970
Income tax	586	508	3,572	4,038

Net income	$860	$859	$5,248	$5,932

	2.0%	1.9%	4.0%	4.3%

Diluted EPS from Continuing Operations	$0.05	$0.05	$0.29	$0.33
Diluted Shares Outstanding	17,599,644	17,726,901	17,821,738	17,775,001

CONSOLIDATED OPERATING RESULTS
     Total Revenue for the third quarter of 2010 increased 7.9% to $45.5 million compared to $42.2 million in last year’s third quarter. Total Field EBITDA increased in all operational categories due primarily to the higher revenues, yet Total Field EBITDA Margin declined slightly because of lower Funeral Field EBITDA Margins in our acquired funeral portfolio. Consolidated EBITDA for the 2010 third quarter was up 1.4% to $8.9 million versus $8.7 million in last year’s third quarter, while Consolidated EBITDA Margin decreased to 19.5% compared to Consolidated EBITDA Margin of 20.8% in the third quarter last year. Carriage earned $0.05 per diluted share for the third quarter of 2010, the same as the third quarter of 2009.
     Carriage’s profitability was negatively affected by Acquired Funeral EBITDA Margins which were substantially below same store margins, attributable to the recently acquired businesses not yet being operationally integrated into the Carriage Standards Operating Model framework. As these businesses are brought into alignment with our Standards Operating Model over the next two quarters, the incremental EPS contribution should exceed $0.03 and potentially reach $0.05 per diluted share during 2011.
     The increase in Total Overhead was primarily attributable to transaction costs related to closed acquisitions and corporate development costs related to future acquisitions, and higher retroactive annual field incentive compensation accruals related to the recent modifications of our ‘Being the Best’ field incentive program. These two higher expense categories totaled $0.5 million in the third quarter, which impacted EPS by almost $0.02 per diluted share. In addition, higher self insurance costs negatively affected both Total Field EBITDA and Total Overhead as the Company experienced five unusually large medical claims as well as materially broad increases in medical costs which together totaled $0.6 million, or $0.02 per diluted share compared to the third quarter of 2009.
FUNERAL OPERATIONS
     Third quarter Total Funeral Operating Revenue increased 6.4% to $31.1 million from $29.2 million in the prior year quarter. Same store contract volume was up 1.6%, while total funeral contracts were 11.4% higher than the prior year quarter because of our new acquisitions. The average revenue per same store contracts, which included preneed funeral trust and insurance earnings, increased 0.2%. The cremation rate for the same store contracts increased to 41.5% compared to 40.1% last year. While same store Funeral Field EBITDA was higher than the comparable period a year ago, it was negatively impacted by higher self-insured medical claims reserves in the current quarter in the amount of $0.4 million, equal to slightly more than $0.01 per diluted share.

     Contract volume for the acquired funeral portfolio rose 57.3% due to the acquisitions completed over the last four quarters. The average revenue per acquired store contract was 2.2% lower than the year ago period and the cremation rate for those contracts increased from 54.4% to 60.2% because the recent acquisitions are in higher cremation areas of the country and have not been integrated into Carriage’s Standards Operating Model. Total Acquired Funeral Field EBITDA remained flat at $1.1 million compared to the third quarter of 2009, while the related Total Acquired Funeral Field EBITDA Margin decreased from 27.5% to 17.9%. On a fully integrated basis, the Total Acquired Funeral Field EBITDA Margin is expected to be in the range of 33% to 35%. Integration issues primarily include staffing, merchandising and product pricing under new management in almost all cases.
CEMETERY OPERATIONS
     Third quarter Total Cemetery Operating Revenue increased 2.8% to $10.7 million from $10.4 million in the prior year quarter. Third quarter preneed property revenue increased by 6.1%, atneed interments were up by 14.2% and atneed revenues increased by 9.9%. Total Cemetery Field EBITDA increased 20.7% to $3.9 million and Total Cemetery Field EBITDA Margin increased 410 basis points from 27.6% to 31.7% due to higher atneed gross profit and higher trust fund earnings. We are continuing to attract higher quality, proven operating and sales leadership compared to the past, which after 6-12 months of onboarding into the Carriage framework, should result in higher preneed property sales and financial performance. Given the significant number of cemetery/combination Managing Partners who joined Carriage in the first half of 2010, we expect our cemetery performance in 2011 to be materially higher than 2010.
FINANCIAL REVENUE
     Total Financial Revenue includes preneed funeral insurance commission income, earnings from three types of trust funds and preneed insurance policies, and finance charges on our preneed cemetery receivables portfolio. Total Financial Revenue increased by approximately $1.1 million, or 45.5% for the third quarter, and year to date increased by $3.1 million, or 40.2%, equal to $0.10 per diluted share. The growth in Financial Revenue is primarily because of approximately $23 million of realized gains year to date in our trust funds and higher trust fund income than in the past from our large and growing fixed income portfolio.
     Preneed Funeral Trust Earnings have increased $1.6 million, or 54.5% year to date, and are recognized as preneed funeral contracts are fulfilled in amounts equal to realized trust earnings and, to a lesser extent, growth on preneed insurance policies on a contract by contract basis. The recent growth in Preneed Funeral Trust Earnings is a result of large realized gains and accumulated interest and dividends from our fixed income and equity portfolios that have been allocated to outstanding contracts.
     Cemetery Trust Earnings consist of income from perpetual care trust funds and to a lesser extent the accumulated realized income from the delivery of merchandise and services trust contracts. Cemetery Trust Earnings increased $1.2 million, or 56.8% year to date, primarily because we recognize interest, dividends and realized gains (in certain states) at the time they are realized in the perpetual care trusts.
TRUST FUND PERFORMANCE
     We have previously reported on the significant increase in the market value and income in our three types of trust funds that was a result of a highly successful repositioning strategy coordinated with our investment advisor. Our trust fund performance has continued to substantially exceed the general market benchmarks through the first nine months of 2010, as the market value of our discretionary accounts (about 80% of total) increased by $15.5 million, or 10%, to $170.6 million as of September 30, 2010. As the markets began to recover during 2009 and into 2010, we began to take selective gains in our discretionary trusts which have had a meaningful impact on our financial revenue in the third quarter and year to date 2010. Total fixed income and equity gains realized in the first nine months of 2010 were $22.7 million, causing the gains to be allocated to individual contracts which gets reflected as higher financial revenue as these contracts mature. Shown below are consolidated performance metrics for the combined trust fund portfolios (preneed funeral, cemetery merchandise and services and cemetery perpetual care) at key dates.
($ in 000’s)

Discretionary Accounts					Total Trust Funds
CSV Trust Funds Market Value, Income and Yield					CSV Trust Funds Cost, Market Value, Gain (Loss)
		Est.	Yield	Unrealized				Unrealized
	Market	Annual	on	Gain /		Cost	Market	Gain /
Date	Value	Income*	Cost	(Loss)	Date	Basis	Value	(Loss)
12/31/08	$101,554	$5,431	5.27%	($25,753)	12/31/08	$167,242	$138,537	($28,705)
12/31/09	$155,053	$7,170	7.65%	$34,965	12/31/09	$163,079	$198,113	$35,034
03/31/10	$165,368	$7,063	7.42%	$43,578	03/31/10	$164,519	$208,637	$44,118
06/30/10	$153,621	$8,064	6.95%	$25,416	06/30/10	$185,586	$203,047	$17,461
09/30/10	$170,577	$8,445	6.59%	$23,741	09/30/10	$197,288	$221,386	$24,098

*	Estimated Annual Income adjusted starting Q4 2009 to reflect current portfolio holdings.

Investment Performance

	Discretionary				Investment
	Accounts		Total Trust Funds		Performance(1)	Index Performance(1)
	Growth	% Growth	Growth	% Growth	CSV Total				50/50 index
Timeframe	Amount	in MV	Amount	in MV	Trust Funds (1)	DJIA	S&P 500	NASDAQ	Benchmark
1 year ending 12/31/09	$53,499	52.7%	$59,576	43.0%	47.4%	18.8%	23.5%	43.9%	16.2%
9 months ending 09/30/10	$15,524	10.0%	$23,273	14.6%	11.1%	3.5%	3.9%	4.4%	5.9%

(1)	Investment performance includes realized income and unrealized appreciation.
CSV Trust Funds: Portfolio Profile

	09/30/2010		09/30/2010
	Discretionary Trust Funds		Total Trust Funds
Asset Class	MV	%	MV	%
Equities	$72,175	42%	$83,125	38%
Fixed Income	$93,858	55%	$118,132	53%
Cash	$4,544	3%	$20,129	9%

Total Portfolios	$170,577	100%	$221,386	100%

FREE CASH FLOW
     Carriage produced Free Cash Flow (defined as cash flow from operations less maintenance capital expenditures) of $0.4 million during the third quarter of 2010 compared to negative Free Cash Flow of $0.7 million for the corresponding 2009 period, an increase of $1.1 million. Our Free Cash Flow for the first nine months of 2010 was $11.5 million, an increase of $3.6 million, or 45.6% compared to Free Cash Flow of $7.9 million for the first nine months of 2009. On a per share basis, Free Cash Flow year to date 2010 was $0.65 versus $0.44 for 2009. The sources and uses of cash for the first nine months of 2009 and 2010 consisted of the following (in millions):

	2009	2010
Cash flow provided by operations	$11.2 (1)	$16.5
Cash used for maintenance capital expenditures	(3.3)	(5.0)

Free Cash Flow	$7.9	$11.5
Cash at beginning of year	5.0	3.6
Acquisitions	—	(16.8)
Borrowings under credit facility	—	5.0
Cash used for growth capital expenditures — funeral homes	(0.4)	(0.2)
Cash used for growth capital expenditures — cemeteries	(2.4)	(1.6)
Cash used for litigation settlement	(3.3)	—
Share repurchase program	(3.2)	—
Other investing and financing activities, net	(0.3)	(0.2)

Cash at September 30th	$3.3	$1.3

Credit Facility borrowing at September 30th	$—	$5.0

(1)	Cash flow provided by operations excludes $3.3 million litigation settlement reported in the fourth quarter of 2008 and paid in the first quarter of 2009.
FOUR QUARTER OUTLOOK
     The Four Quarter Outlook ranges for the rolling four quarter period ending September 30, 2011 are intended to approximate what the Company believes will be the sustainable earning power of its portfolio of deathcare assets over the next four quarters as its three models are effectively executed. Performance drivers include funeral contract volumes, cremation mix, preneed sales, preneed maturities and deliveries, average revenue per service, financial revenue and overhead items. Other variables include the outstanding amounts under our bank credit facility, our effective tax rate which is currently estimated to be approximately 39%, and the estimated number of diluted shares outstanding which is currently estimated to be approximately 18 million.
     Though we expect to acquire additional businesses during the next twelve months, we have not forecast any acquisitions in the Four Quarter Outlook ending September 30, 2011 because of the uncertainty as to the timing and size of acquisitions.

ROLLING FOUR QUARTER OUTLOOK — Period Ending September 30, 2011
(amounts in millions, except per share amounts)

Range
Revenues	$188 - $194
Field EBITDA	$66 - $68
Field EBITDA Margin	35%
Total Overhead	$21.7 - $22.5

Consolidated EBITDA	$44.3 - $45.5
Consolidated EBITDA Margin	23% - 24%

Interest	$18.5
Depreciation & Amortization	$11.7
Income Taxes	$5.5 - $6.0
Net Income	$8.6 - $9.3
Diluted Earnings Per Share	$0.48 - $0.52
Free Cash Flow	$15.6 - $16.8
     Revenue and earnings for the four quarter period ending September 30, 2011 are expected to increase materially relative to the full calendar year ended December 31, 2009, in which Carriage earned $0.40 per diluted share, for the following reasons:
•	Increase in Funeral Revenue and Funeral Field EBITDA from the five acquisitions in 2010
•	Increase in the average revenue per funeral service and higher cemetery preneed property sales
•	Higher financial revenue
•	Full operational integration of our acquisition portfolio by March 31, 2011
Long Term Outlook — Through 2014 (Base Year 2009)
Revenue growth of 6-7% annually, including acquisitions
Consolidated EBITDA growth of 8-10% annually, including acquisitions
Consolidated EBITDA Margin range of 24-26%
EPS growth of 14-16% annually, including acquisitions
CONFERENCE CALL
     Carriage Services has scheduled a conference call for tomorrow, Friday, November 5, 2010 at 10:30 a.m. eastern time. To participate in the call, please dial 800-860-2442 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A telephonic replay of the conference call will be available through November 15, 2010 and may be accessed by dialing 877-344-7529 and using pass code 445590. An audio archive will also be available on the company’s website at www.carriageservices.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Terry Sanford, Executive Vice President and Chief Financial Officer, at terry.sanford@carriageservices.com or 713-332-8475.
     Carriage Services is a leading provider of death care services and products. Carriage operates 146 funeral homes in 25 states and 33 cemeteries in 12 states.
USE OF NON-GAAP FINANCIAL MEASURES
     This press release uses the following Non-GAAP financial measures “free cash flow” and “EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses Field EBITDA and Field EBITDA Margin to monitor and compare the financial performance of the individual funeral and cemetery field businesses. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. Reconciliations of the Non-GAAP financial measures to GAAP measures are provided at the back of the press release.
     The Company categorizes its general and administrative expenses into three categories of overhead: (1) variable overhead, (2) regional fixed overhead and (3) corporate fixed overhead. Variable overhead consists of cost and expense such as incentive compensation which will vary with profitability and legal expense unrelated to day to day operations. Regional fixed overhead and corporate fixed overhead represent the cost and expenses of regional operations leaders and the home office and will not vary as a result of profitability.

FORWARD-LOOKING STATEMENTS
     Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2009, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
— Financial Statements and Tables to Follow —

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, expect share data)

	December 31,	September 30,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$3,616	$1,346
Accounts receivable, net of allowance for bad debts	15,177	14,190
Inventories and other current assets	14,683	10,766

Total current assets	33,476	26,302

Preneed cemetery and funeral trust investments	183,484	195,586
Preneed receivables, net of allowance for bad debts	16,782	24,046
Receivables from preneed funeral trusts	14,629	21,057
Property, plant and equipment, net of accumulated depreciation	124,800	125,906
Cemetery property	71,661	71,059
Goodwill	166,930	182,508
Deferred charges and other non-current assets	7,536	8,338

Total assets	$619,298	$654,802

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt and obligations under capital leases	$558	$563
Accounts payable and accrued liabilities	20,914	19,196

Total current liabilities	21,472	19,759

Senior long-term debt, net of current portion	131,898	131,914
Bank credit facility	—	5,000
Convertible junior subordinated debenture due in 2029 to an affiliated trust	93,750	92,858
Obligations under capital leases, net of current portion	4,418	4,319
Deferred preneed cemetery and funeral revenue	75,834	89,260
Deferred preneed cemetery and funeral receipts held in trust	143,101	152,148
Care trusts’ corpus	40,403	43,455

Total liabilities	510,876	538,713

Commitments and contingencies
Redeemable Preferred Stock	200	200

Stockholders’ equity
Common Stock	204	209
Additional paid-in capital	197,034	199,351
Accumulated deficit	(79,016)	(73,095)
Treasury stock	(10,000)	(10,576)

Total stockholders’ equity	108,222	115,889

Total liabilities and stockholders’ equity	$619,298	$654,802

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2009	2010	2009	2010

Revenues	$42,167	$45,485	$132,520	$136,849
Field costs and expenses	32,196	35,426	98,223	101,240

Gross profit	9,971	10,059	34,297	35,609
Corporate costs and expenses	3,928	4,122	11,844	12,413

Operating income	6,043	5,937	22,453	23,196
Interest expense, net of interest and other income	(4,597)	(4,570)	(13,633)	(13,226)

Income before income taxes	1,446	1,367	8,820	9,970
Provision for income taxes	(586)	(508)	(3,572)	(4,038)

Net income	860	859	5,248	5,932
Preferred stock dividend	4	4	11	11

Net income available to common stockholders	$856	$855	$5,237	$5,921

Basic earnings per common share:	$0.05	$0.05	$0.30	$0.34

Diluted earnings per common share:	$0.05	$0.05	$0.29	$0.33

Weighted average number of common and common equivalent shares outstanding:
Basic	17,379	17,520	17,658	17,549

Diluted	17,600	17,726	17,822	17,775

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands, except per share data)

	For the nine months ended
	September 30,
	2009	2010

Cash flows from operating activities:
Net income	$5,248	$5,932
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,427	8,000
Provision for losses on accounts receivable	2,804	2,813
Stock-based compensation expense	1,252	1,396
Deferred income taxes	3,572	500
Other	(108)	(465)
Changes in operating assets and liabilities that provided (required) cash:
Accounts and preneed receivables	(5,014)	(2,252)
Inventories and other current assets	175	2,015
Preneed funeral and cemetery trust investments	(4,548)	(987)
Accounts payable and accrued liabilities	(5,720)	(1,799)
Litigation settlement	(3,300)	—
Deferred preneed funeral and cemetery revenue	438	316
Deferred preneed funeral and cemetery receipts held in trust	4,692	1,080

Net cash provided by operating activities	7,918	16,549
Cash flows from investing activities:
Net proceeds from the sale of assets	66	400
Acquisitions	—	(16,792)
Growth capital expenditures	(2,744)	(1,843)
Maintenance capital expenditures	(3,320)	(5,049)

Net cash used in investing activities	(5,998)	(23,284)
Cash flows from financing activities:
Net borrowings under credit facility	—	5,000
Payments on senior long-term debt and obligations under capital leases	(557)	(346)
Purchase of convertible junior subordinated debenture	—	(576)
Proceeds from the exercise of stock options and employee stock purchase plan	242	441
Purchase of treasury stock	(3,251)	—
Dividend on redeemable preferred stock	(11)	(11)
Other financing expenses	(94)	(43)

Net cash provided by (used in) financing activities	(3,671)	4,465

Net decrease in cash and cash equivalents	(1,751)	(2,270)
Cash and cash equivalents at beginning of period	5,007	3,616

Cash and cash equivalents at end of period	$3,256	$1,346

CARRIAGE SERVICES, INC.
Selected Financial Data
September 30, 2010
(unaudited)

	December 31,	September 30,
	2009	2010
Selected Balance Sheet Data:
Cash and short-term investments	$3,616	$1,346
Total Senior Debt (a)	136,874	141,796
Days sales in funeral accounts receivable	20.0	20.3
Senior Debt to total capitalization	39.9	40.5
Senior Debt to EBITDA (rolling twelve months)	3.3	3.3

a)	— Senior debt does not include the convertible junior subordinated debentures.
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income to EBITDA for the three and nine months ended September 30, 2009 and 2010 and the estimated rolling four quarters ended September 30, 2011 (presented at approximately the midpoint of the range identified in the release)(in 000’s):

	Three months ended
	September 30,
	2009	2010
Net income	$860	$859
Provision for income taxes	586	508

Pre-tax earnings	1,446	1,367
Net interest expense, including loan cost amortization	4,597	4,570
Depreciation & amortization	2,711	2,939

EBITDA	$8,754	$8,876

Revenue	$42,167	$45,485
EBITDA margin	20.8%	19.5%

			Rolling
			Four Quarter
			Outlook
	Nine months ended September 30,		September 30,
	2009	2010	2011 E
Net income	$5,248	$5,932	$8,900
Provision for income taxes	3,572	4,038	5,900

Pre-tax earnings	8,820	9,970	14,800
Net interest expense, including loan cost amortization	13,633	13,226	18,500
Depreciation & amortization	8,608	8,631	11,700

EBITDA	$31,061	$31,827	$45,000

Revenue	$132,520	$136,849	$191,000
EBITDA margin	23.4%	23.3%	23.6%
Reconciliation of Non-GAAP Financial Measures, Continued:
Reconciliation of cash provided by operating activities to free cash flow (in 000’s):

	Three months ended September 30,
	2009	2010
Cash provided by operating activities	$968	$2,032
Less maintenance capital expenditures	(1,674)	(1,611)

(Negative) free cash flow	$(706)	$421

	Nine months ended September 30,
	2009(1)	2010
Cash provided by operating activities	$7,918	$16,549
Less maintenance capital expenditures	(3,320)	(5,049)

Free cash flow	$4,598	$11,500

(1)	Included in cash flow for the nine months ended September 30, 2009 is a $3.3 million litigation settlement payment.